RIKU DINING GROUP Limited

Issuer Free Writing Prospectus dated April 7, 2026
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Related to the Preliminary Prospectus dated March 16, 2026
File No.: 333-294346

Disclaimer and Confidentiality

Forward-Looking Statements

This presentation contains forward- looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding Riku Dining Group Limited's (the Company's or our) future results of operations and financial position, business strategies and plans, potential growth opportunities, the effects of future regulation, and objectives of management, are forward-looking statements. The words "believe, "may," "should," "aim," "estimate," "continue," "anticipate," "intend," "will," "expect," and similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions and expectation disclosed in these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. In addition, the forward-looking statements included in this presentation represent the Company's views which may change due to subsequent events and developments. Forward-looking statements speak only as of the date of this presentation, and we undertake no obligation publicly to update or revise any forward-looking statements to reflect new information, future events or other factors after the date of this presentation, except as may be required by applicable law. Considering these limitations, you should not make any investment decision in reliance on forward-looking statements contained in this prospectus.

Other Important Information

The Company has filed a Registration Statement (including a preliminary prospectus) on Form F-1 (File No. 333-294346) (the "Registration Statement") with the United States Securities and Exchange Commission ("SEC") for the offering to which this presentation relates. The Registration Statement has not become effective. Before you invest, you should read the prospectus in the Registration Statement, including the " Risk Factors" described therein, and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering.

Alternatively, the Company or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Eddid Securities USA Inc, 40 Wall Street, Suite 1606, New York , NY 10005, Attention Tom Li, email ecm@eddidusa.com, telephone(+1)212-363-6888 or contacting Riku Dining Group Limited, 130 Dynamic Drive, Units 4-5 Scarborough, ON M1V 5C8, Canada, Attention Loraine Luk, telephone (416) 901-8860.

This presentation and any oral statements made in connection with this presentation do not constitute an offer to sell or the solicitation of any offer to buy, nor shall there by any sale of the securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. The Company's securities may only be sold pursuant to an effective Registration Statement filed with the SEC.

This presentation contains certain data and information that we obtained from public and private publications, including industry date and information, from publicly available sources, market reports, and industry publications and surveys. Although we believe such information to be accurate, we have not independently verified the data from these sources. Statistical data in this presentation also include projections based on a number of assumptions that we believe to be accurate, but which may ultimately prove to be incorrect.



Integrated Winners International Limited
Other Shareholders
Public
Pre-IPO shareholding %/ Post-IPO shareholding%
67.0% / 52.4%
33.0% / 25.8%
0% / 21.8%
100%
Riku Dining Group Limited (“Riku”) (Cayman Islands)
100%
Master Central Holdings Ltd. (“Master Central”) (BVI)
100%
Waraku Group Limited (“Waraku”) (Hong Kong)
100%
Rich Plenty Group Limited (“Rich Plenty”) (BVI)
100%
C& Hospitality Limited (“C& Hospitality”) (Hong Kong)
100%
ES Concept (F&B) Co., Limited (“ES Concept”) (Hong Kong)
100%
ES& TWP Limited (“ES& TWP”) (Hong Kong)
100%
ES& Yoho Limited (“ES& Yoho”) (Hong Kong)
100%
C& NTP Limited (“C& NTP”) (Hong Kong)
100%
ES& Granville Limited (“ES& Granville”) (Hong Kong)
100%
2811387 Ontario Inc. (“Midland Inc.”) (Canada)
100%
2750039 Ontario Inc. (“CK Inc.”) (Canada)
100%
Ajisen Ramen (Canada) Inc. (“ARCI”) (Canada)
100%
1000047451 Ontario Limited (“Church Ltd.”) (Canada)
100%
2770933 Ontario Inc. (“Vaughan Inc.”) (Canada)
100%
2512118 Ontario Inc. (“Kennedy Inc.”) (Canada)

Corporate Structure and Offering

Issuer	Riku Dining Group Limited
Security	Class A Ordinary Shares
Proposed Nasdaq Capital Market Symbol	RIKU
Ordinary Shares Outstanding Prior to Completion of the Offering	18,000,000 Ordinary Shares including 17,666,666 Class A Ordinary Shares and 333,334 Class B Ordinary Shares
Number of Ordinary Shares Being Offered	5,000,000 Class A Ordinary Shares
Offering Price Per Ordinary Share	Between US$4 and US$6 per Class A Ordinary Share
Number of Ordinary Shares Outstanding After Completion of the Offering	23,000,000 Ordinary Shares, including 22,666,666 Class A Ordinary Shares and 333,334 Class B Ordinary Shares, assuming no exercise of the underwriters' over-allotment option 23,750,000 Ordinary Shares, including 23,416,666 Class A Ordinary Shares and 333,334 Class B Ordinary Shares, assuming full exercise of the underwriters' over-allotment option
Voting Rights	Class A Ordinary Shares are entitled to one vote per share. Class B Ordinary Shares are entitled to 20 votes per share. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any transfer of Class B Ordinary Shares by a holder to any person or entity other than holders of Class B Ordinary Shares or their affiliates, such Class B Ordinary Shares shall be automatically and immediately converted into the equivalent number of Class A Ordinary Shares.
Use of Net Proceeds (based on the assumed initial public offering price of US$5.00 per Class A Ordinary Share (the midpoint of the price range))	Approximately 40%, or $8,217,996 for business expansion; Approximately 20%, or $4,108,998 for existing markets capital expenditure; Approximately 20%, or $4,108,998, for research and development activities, including the development of new technologies, product enhancements, improvements to our existing platforms and services and expanding our information technology infrastructure; Approximately 20%, or $4,108,998, for working capital and other general corporate purposes
Underwriter	Eddid Securities USA Inc.

Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss

Ajisen Ramen Canada

Unlike other typical ramen shops, our Ajisen Ramen outlets are full-service Japanese dining restaurants that offer a broad and diverse menu. In addition to our signature Kyushu-style tonkotsu ramen, our menu features a wide range of dishes, including our famous in-house made gyoza, chicken karaage, and AAA striploin served on a sizzling hot plate. The menu also includes vegan and customizable options to cater to diverse dietary preferences. We are known for offering a variety of soup bases, from traditional pork broth to more innovative options like spicy mala, which has become a best-seller among our Indian clientele.



Yakiniku Kakura

Originating from Saga, Kyushu, Yakiniku Kakura is a renowned Japanese barbecue restaurant that offers a high-quality dining experience at accessible prices. Benefiting from direct connections with slaughterhouses and farms in Japan, Yakiniku Kakura delivers top-tier A5 Wagyu beef at a price point that is friendly for the exceptional quality of meat offered. This unique supply chain advantage allows us to provide premium cuts, such as short rib, ribeye, and sirloin, without the typical markup seen in fine dining establishments. Each cut is expertly prepared to highlight its rich texture and flavor, offering diners a melt-in-your-mouth experience that is both luxurious and approachable.


YAKINIKU KAKURA
HONG KONG

Yakiniku 801

Offering an exceptional yet budget-friendly yakiniku experience, Yakiniku 801 specializes in high-quality beef cuts while ensuring affordability. Positioned as a mid-tier dining option, the restaurant features a variety of set meals and à la carte offerings, including popular cuts like black Wagyu beef shoulder and ribeye. Known for its consistent flavor and satisfying portions, Yakiniku 801 caters to diners who seek delicious meals at great value.



Ufufu Café

Originally from Saga, Japan, Ufufu Café is a Japanese-inspired café that blends Western-influenced Japanese cuisine (yoshoku) with Japanese-style desserts. Ufufu Café has gained popularity for its savory dishes such as hamburger steak, creamy pasta, and pizzas, alongside beautifully presented desserts like parfaits and French toasts. The café is particularly known for its desserts, crafted by Japanese pastry chefs using high-quality ingredients imported from Japan, including premium fruits, matcha powder, and coffee beans.


COFFEE & SWEETS
UFUFU
CAFE

Investment Highlights

Diverse Portfolio of Japanese-themed dining concepts

We offer a diverse range of Japanese-themed dining concepts, from premium yakiniku to family-friendly Western-Japanese cafés and full-service ramen restaurants, catering to a wide array of customer preferences across Asia and North America.

Exclusive franchise rights

The long-term franchise agreements we secure, typically spanning 15 to 20 years with an option to extend for an additional 15 to 20 years. These extended terms reflect the strong, enduring partnerships we have built with our Japanese franchisors, demonstrating a deep level of trust and commitment on both sides.

Commitment to quality and consistency

In Canada, our central kitchen for Ajisen Ramen ensures that all locations maintain consistent standards in food preparation and taste, offering the same high-quality ramen and other dishes across all outlets. This focus also fosters customer loyalty and repeat business. In Hong Kong, we source beef directly from Japan.

Proven leadership

Our Chairman and CEO, Mr. Johnny Luk, has over 20 years of experience in marketing, management, and food quality control in restaurant operations, he brings a wealth of expertise to the role. Our Vice Chairman and Executive Director - Mr. Mark Luk has significant insight into the F&B industry and strong connections with Japanese suppliers

Director and Management

Johnny Luk: Chairman and CEO [(1)]

- More than 30 years of experience in the restaurant industry

Mark Luk: Vice Chairman and ED

- Over 10 years of experience in the restaurant industry and graduated from University of Cambridge

Loraine Luk: ED [(1)]

- Oversee all aspects of franchise growth, including recruitment, training, and support for franchisees

Shigemitsu Katsuaki: NED [(1)]

- The Chairman of Shigemitsu Industry Co. Ltd which is the global franchisor and brand owner of Ajisen Ramen

Kelton Ngai: CFO

- Over 15 years of expertise in auditing, IPO, corporate finance, and financial management

Victor Lee: INED [(1)]

- 28 years of experience in the private equity industry, including a 19-year tenure in Templeton

Hugh Sutherland: INED [(1)]

- Seasoned sales and business leader with over two decades of experience in the Asia-Pacific region

Dr. Connson Chou Locke: INED [(1)]

- Has served as a Professor (Education) in Management at London School of Economics and Political Science since 2020


味千拉麵
味千本店

(1) appointed upon effectiveness of the Registration Statement.

Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss



Growth Strategies

1) Expansion of Restaurant Footprint in Key Markets

2) Innovation in Menu and Customer Experience

3) Operational Efficiency and Scalability

Industry Overview

Market Size of Japanese Restaurants in Canada, by Value, 2018 - 2028E


CAD Billion
CAGR:+5.8%
CAGR:+7.9%
3.8
4.0
2.6
3.4
4.5
5.1
5.4
5.9
6.4
6.9
7.4
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Market Size of Ramen Restaurants in Canada, by Value, 2018 - 2028E


CAD Million
CAGR:+7.8%
CAGR:+9.6%
411.1
437.4
287.6
373.8
498.3
597.2
649.2
715.4
786.9
865.5
943.1
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

The ramen restaurants market is expected to continue expanding and reaching CAD 943.1 million by 2028 with a **CAGR of 9.6%**

Industry Overview

Market Size of Japanese Restaurants in HK, by Value, 2018 - 2028E


HKD Billion
16
14
12
10
8
6
4
2
0
CAGR:+0.8%
CAGR:+4.2%
12.1
11.6
8.8
11.0
10.6
12.6
12.3
13.2
14.0
14.8
15.5
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Market Size of Japanese Barbecue Restaurants in HK, by Value, 2018 - 2028E


HKD Million
1,600
1,400
1,200
1,000
800
600
400
200
0
CAGR:+2.6%
CAGR:+5.5%
1,018.6
982.7
752.9
954.9
922.9
1,157.9
1,131.7
1,234.0
1,332.0
1,426.0
1,516.5
2018
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Looking ahead, the Japanese barbecue market is expected to continue expanding and reaching HKD 1,516.5 million by 2028.

Financial highlights

(Full years ended September 30, US$)

	2024	2025
Revenue	18,089,745	16,070,258
Gross Profit	4,128,655	2,838,189
Operating expenses	2,331,336	2,949,705
Income (loss) from operations	1,797,319	(111,516)
Other (expense) income	(53,492)	1,176
Income tax expenses	346,886	37,474
Net Income (loss)	1,396,941	(147,814)
Earnings/(loss) per share, basic and diluted *	0.08	(0.01)

* The share amounts are presented on a retrospective basis in connection with Corporate Reorganization.

Contact Info of Issuer and Underwriter

Riku Dining Group Limited
Loraine Luk
(416) 901-8860

Eddid Securities USA Inc
Tom Li: (+1) 212-363-6888
ecm@eddidusa.com